UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

November 1, 2010

LEXMARK INTERNATIONAL, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware	1-14050	06-1308215
(State or Other Jurisdiction of Incorporation )	(Commission File Number)	(IRS Employer Identification No.)

One Lexmark Centre Drive
740 West New Circle Road
Lexington, Kentucky 40550
(Address of Principal Executive Offices) (Zip Code)

(859) 232-2000
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 1, 2010, Lexmark International, Inc. (the “Company”) entered into a new form of Employment Agreement and a new form of Change in Control Agreement (“CIC Agreement”) with, among other executive officers, each of John W. Gamble, Jr., the Company’s Executive Vice President and Chief Financial Officer; Martin S. Canning, Executive Vice President and President of Imaging Solutions and Services, and Ronaldo M. Foresti, Vice President of Asia Pacific and Latin America, each a named executive officer of the Company.

The new form of Employment Agreement was prepared to replace each executive officer’s employment agreement that expired on October 31, 2010. The Employment Agreement provides for a term commencing on November 1, 2010 and ending on October 31, 2012. In each case, the executive officer’s employment shall continue thereafter at will. The Employment Agreement provides for certain additional payments beyond the term of employment if the executive officer’s employment is terminated by the Company without “cause,” by the executive officer for “good reason,” or as a result of the executive officer’s death or disability. These potential payments are substantially the same as provided in the predecessor agreements they replace. The new form of Employment Agreement otherwise includes covenants and conditions typically included in such agreements.

In the interest of complying with best pay practices, the Company and each of the executive officers agreed to a new form of CIC Agreement that eliminates the excise tax “gross up” provisions set forth in the predecessor agreements.  Under the predecessor agreements, if any excise tax was imposed because payments under the agreement resulted in excess parachute payments, the executive officer would receive a gross-up payment that would result in the payment of any such taxes and any additional excise taxes imposed on the gross-up payment.  The new form of CIC Agreement provides for a term commencing on November 1, 2010 and ending on October 31, 2012, provided however, that commencing on November 1, 2011 and on each anniversary thereof, unless previously terminated, the CIC Agreement shall be automatically extended so as to terminate two years from such renewal date.  The CIC Agreement generally provides for certain payments to each of the executive officers if, within 12 months prior to a “Change in Control” (as defined in the CIC Agreement), the executive officer’s employment is terminated by the Company in connection with or in anticipation of the Change in Control, or within 24 months after a Change in Control, the executive officer’s employment is terminated by the Company or by the executive officer under certain circumstances. In the event of a termination of employment by the Company without “cause” or by the executive officer for “good reason,” the executive officer would receive his base salary and pro rata annual bonus through the date of termination. In addition, in the case of Messrs. Gamble and Canning, the executive officer would receive three times the sum of his annual base salary and annual incentive compensation, and in the case of Mr. Foresti, two times the sum of his annual base salary and annual incentive compensation. The CIC Agreement also provides for the continuation of welfare benefits for a period of three years in the case of Messrs. Gamble and Canning, and for a period of two years in the case of Mr. Foresti. Under the new form of CIC Agreement, if any payments under the agreement trigger the excise tax, then the executive officer’s payments shall be reduced to a level that does not trigger the excise tax if the net after-tax benefit of such reduction exceeds the net after-tax benefit if such reduction is not made.  The new form of CIC Agreement otherwise includes covenants and conditions typically included in such agreements.

The foregoing descriptions of the Employment Agreement and CIC Agreement do not purport to be complete and are qualified in their entirety by reference to the form of Employment Agreement for Executive Officers, the form of CIC Agreement for the Chief Executive Officer and Executive Vice Presidents, and the form of CIC Agreement for Vice Presidents, which are filed hereto as Exhibits 10.1, 10.2, and 10.3, respectively, and incorporated herein by reference.

Item 8.01.  Other Events

On November 5, 2010, the Company issued a press release announcing that it is combining its two printing organizations, the Printing Solutions and Services Division (PS&SD) and the Imaging Solutions Division (ISD), into a single organization named Imaging Solutions and Services (ISS).  A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01.  Financial Statements and Exhibits

(d)      Exhibits

Exhibit No.	Description of Exhibit
10.1	Form of Employment Agreement for Executive Officers (incorporated by reference to Exhibit 10.1 of the Company’s Form 8-K, filed October 27, 2010).+

10.2	Form of Change in Control Agreement for the Chief Executive Officer and Executive Vice Presidents (incorporated by reference to Exhibit 10.2 of the Company’s Form 8-K, filed October 27, 2010).+

10.3	Form of Change in Control Agreement for Vice Presidents.+

99.1	Press Release issued by the Company, dated November 5, 2010.
_________ + Indicates management contract or compensatory plan, contract or arrangement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Lexmark International, Inc.
(Registrant)

November 5, 2010	By:	/s/ Robert J. Patton
Robert J. Patton
Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Description of Exhibit
10.1	Form of Employment Agreement for Executive Officers (incorporated by reference to Exhibit 10.1 of the Company’s Form 8-K, filed October 27, 2010).+

10.2	Form of Change in Control Agreement for the Chief Executive Officer and Executive Vice Presidents (incorporated by reference to Exhibit 10.2 of the Company’s Form 8-K, filed October 27, 2010).+

10.3	Form of Change in Control Agreement for Vice Presidents.+

99.1	Press Release issued by the Company, dated November 5, 2010.
_________ + Indicates management contract or compensatory plan, contract or arrangement.